Exhibit 99.1

MTM Technologies Receives $6.5 million in Funding from Current Lender and Investors

•	Investors Pequot and Constellation lend a combined $3.5 million
•	Columbia Partners increases its debt facility by $3.0 million
•	EBITDA positive for Full Fiscal Year ended March 31, 2008; an $18 million EBITDA improvement over Fiscal Year 2007
•	Reverse Stock Split expected to be effective June 26, 2008

STAMFORD, CT – June 18, 2008 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced that it has received $6.5 million in additional funding to improve its working capital position.

Columbia Partners LLC, MTM’s existing secured debt facility lender, increased the existing debt amount by lending an additional $3.0 million. Columbia also agreed to ease certain financial covenants on a temporary basis. MTM Technologies agreed to increase the interest rate due upon repayment of the principal as part of the new loan agreement.

MTM’s existing investors, Pequot Ventures and Constellation Ventures, agreed to loan MTM a combined $3.5 million with $3.0 million from Pequot and $0.5 million from Constellation.  Principal and interest are due in December 2009, with interest payable in cash or preferred stock at MTM Technologies’ option.  As part of the loan agreement, Pequot and Constellation will receive 797,849 warrants and 129,032 warrants respectively to purchase shares of preferred stock at an exercise price range between $0.375 and $0.3875.  Pequot also agreed to modify the existing MTM notes, executed in February and amended in March 2008 totaling $2.5 million, to extend the date by which principal and interest is due to December 2009.

MTM Technologies’ credit facility lender, GE CDF, also modified its agreement to ease certain financial covenants on a temporary basis and to allow MTM to proceed with the new funding.

Steve Stringer, President and COO stated, “Our relationship with our investors and lenders is a key component of our business. We believe the additional financing and modifications in agreement terms by Columbia, GE CDF and our investors demonstrate their belief in our business model and will help us enhance our customer and vendor confidence.”

As previously announced, MTM expects to report financial results for its fourth fiscal quarter and full year 2008 ended March 31, 2008, after U.S. financial markets close on Monday, June 23, 2008, and will host an earnings conference call on Tuesday, June 24, 2008, at 9:00 a.m. Eastern Time (ET) to discuss the financial results. In advance of this release and call, the Company reported today that EBITDA for the fourth fiscal quarter ended March 31, 2008 was a positive $253 thousand as compared to a loss of $6.1 million in the fourth quarter of fiscal 2007.  EBITDA for the fiscal year ended March 31, 2008 was a positive $3.8 million as compared to a loss of $14.5 million in fiscal 2007.

“We are extremely pleased with our positive EBITDA turnaround of $18 million for fiscal year 2008 and we continue to work hard to manage our costs. In this regard, we recently took a proactive initiative during the first quarter of fiscal year 2009 to reduce expenses by approximately $4 million.  This coupled with the earlier cost reduction should result in a reduction of approximately $8 million of SG&A costs,” said Jay Braukman, Senior Vice President and Chief Financial Officer.

MTM Technologies’ expects the previously announced one for fifteen reverse stock split to be effective on June 26, 2008. The Company believes an increase in the Company’s stock price and the additional investments should generate investor interest, assist in attracting and retaining employees, and improve the Company’s prospects with customers and vendors.

As previously reported, MTM appealed the NASDAQ staff delisting determination by requesting a hearing before a NASDAQ Listing Qualifications Panel. MTM will request time for the reverse stock split to be completed and take effect to increase the Company’s stock price above the minimum bid price of $1.00 per share for the required time period. The hearing before the NASDAQ Panel is scheduled for July 10, 2008.

For more details on the additional funding terms please refer to the Form 8-K filed by the Company on June 17, 2008.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense.  A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release.  EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

MTM and MTM Technologies are trademarks of MTM Technologies, Inc.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

J.W. (Jay) Braukman, III
Chief Financial Officer
MTM Technologies, Inc.
203-975-3700
investorrelations@mtm.com